Exhibit 99.1

NOT FOR IMMEDIATE RELEASE – DRAFT ONLY

Media contact: Jennifer Boone Infotech Strategies 202-585-0247 boone@itstrategies.com	Sales contact: Teri Wiegman Onvia 206-373-9240 twiegman@onvia.com

NEW PRODUCT FROM ONVIA DELIVERS CRITICAL GOVERNMENT SALES

INTELLIGENCE TO BUSINESSES

Onvia Business Builder Will Help Companies Win More Government Contracts

SEATTLE (July 28, 2005) – Onvia (Nasdaq: ONVI) today announced the launch of Onvia Business Builder, a new product that enables businesses of all sizes to compete more effectively in the fast-growing government procurement marketplace. Onvia Business Builder provides access to detailed information on over 2 million contracting opportunities from across 55,500 government agencies representing 194,000 buyers nationwide. The product leverages Onvia’s massive proprietary database of historical information gathered from local, state and federal government agencies and education purchasing entities over the last seven years to help businesses evaluate and respond to new bid requests and RFPs, and capture more government business.

“Each day, government agencies across the country publish thousands of requests for goods and services, for which they will spend hundreds of billions of dollars over the course of a year. Business professionals spend countless hours and dollars hunting down these opportunities and conducting research to prepare the most competitive bids,” said Mike Pickett, CEO of Onvia. “With Onvia Business Builder, these professionals will be able to spend less time gathering information and more time winning contracts.”

Onvia Business Builder will expand upon Onvia’s existing product, the successful Onvia Guide. The Guide is a daily bulletin delivered to over 25,000 customers that provides bid notices, requests for proposals and contracting opportunities customized to specific industry categories and locations. While the Guide presents actionable government sales opportunities sorted by category and relevancy, Onvia Business Builder provides new dimensions of information on each sales opportunity from both historical and real-time perspectives, including project history, agency research, buyer research and competitive intelligence.

“The depth and the quality of the information available through Onvia Business Builder is unprecedented in the government market,” said Pickett. “For the first time ever, businesses of all sizes will have access to critical intelligence to help them prepare competitive bids and proposals. No more bidding in the dark or guessing what other vendors are doing. And most importantly, no more missing out on opportunities that are tailor-made for your business.”

The sales intelligence available through Onvia Business Builder is derived from Onvia’s deep understanding of the government procurement process, coupled with the application of innovative data collection and content management technology. Onvia covers opportunities in industries such as architecture, engineering, construction and information technology, among others.

“Five years ago, this kind of intelligence was only available to large companies that had the resources to do the research themselves, or to pay large sums to outside firms,” said Michael Balsam, VP of Products & Services for Onvia. “Thanks to advances in technology, the broad use of the Web by government agencies, and our diligent work to collect and classify this information over the years, Onvia is able to make high-value sales intelligence affordable for businesses of all sizes.”

Onvia Business Builder provides business intelligence oriented around four key hubs of data:

Project History

Onvia Business Builder provides rich data on procurement opportunities including planholder/bidder lists, bid results and industry reports. This information offers valuable competitive intelligence as well as leads on subcontracting opportunities. The product tracks projects through their lifecycles, even offering subscribers advance notice on projects that have yet to be announced.

Agency Research

Onvia Business Builder offers in-depth research into government agencies, including a procurement archive, decision maker contact list and a purchasing contact list. Because historical data on government procurement opportunities is often not easily accessible by the public, the procurement archive provides unique insight into purchasing trends within each agency.

Buyer Research

Buyer research provides subscribers with a more comprehensive view of their potential client, including areas of expertise and past relationships with other vendors. This information enables businesses to target their sales activity and manage relationships with government purchasers more effectively.

Competitor Research

A public sector activity archive tells subscribers where their competitors have won work and provides detailed product and price information that enables businesses to conduct competitive analysis prior to submitting bids and proposals.

Product Purchasing Information

To learn more about purchasing Onvia Business Builder or to participate in a product demonstration, please visit Onvia online at www.onvia.com/pr.rsp or call 1-800-483-6025.

About Onvia

Onvia (Nasdaq: ONVI) helps business-to-government (B2G) companies achieve a competitive advantage by delivering timely and actionable government procurement opportunities and information. More than 25,000 subscribers and enterprise licensees across the United States rely on Onvia as a comprehensive resource for tailored, industry-specific information needed to make intelligent sales decisions. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 485 government agencies nationwide. Onvia offers unparalleled coverage of 55,500 federal, state and local purchasing entities and across such markets as architecture, engineering, IT/telecom, consulting services, operations and maintenance, office equipment, transportation and medical equipment. In 2004, Onvia published 641,724 advance notices, bids, quotes, RFPs and award notifications. Onvia was founded in 1997 and is headquartered in Seattle, Washington.

Securities Safe Harbor

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s new product, expected capabilities of the new product, the business-to-government marketplace, the value of sales intelligence to companies doing business with government agencies, subscriber information and key components of the new product. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the new product fails to meet its expected capabilities, Onvia’s customers are dissatisfied with the new product, Onvia’s technology fails to handle the increased demands on its online network caused by the new product offering, Onvia fails to properly price the new product for wide customer acceptance, Onvia’s proprietary database of historical information is not updated on a timely basis, competitors develop similar technologies and products and Onvia has overestimated the value of sales intelligence to companies doing business with government agencies.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2004, Onvia’s Quarterly Report on Form 10-Q for the first quarter of 2005, and Onvia’s Proxy Statement filed with the SEC on April 8, 2005.

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